Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Second Quarter EPS of $0.94

•	Net earnings of $310.3 million, or $0.94 per diluted share, which includes the following:

◦	$0.58 per diluted share related to backlog/construction in progress write-up related to purchase accounting

◦	$0.06 per diluted share related to acquisition and integration costs

◦	Excluding these items EPS would have been $1.58 per diluted share

•	Deliveries of 12,095 homes – up 57%

•	New orders of 14,440 homes – up 62%; new orders dollar value of $6.0 billion – up 79%

•	Backlog of 19,622 homes – up 92%; backlog dollar value of $8.6 billion – up 114%

•	Revenues of $5.5 billion – up 67%

•	Lennar Homebuilding operating earnings of $425.5 million, compared to $332.6 million

◦	Gross margin on home sales of 16.8% (21.6% excluding backlog/construction in progress write-up related to purchase accounting), compared to 21.5%

◦	S,G&A expenses as a % of revenues from home sales of 8.7% – improved 60 basis points

◦	Operating margin on home sales of 8.2% (12.9% excluding backlog/construction in progress write-up related to purchase accounting), compared to 12.1%

•	Lennar Financial Services operating earnings of $52.4 million, compared to $43.7 million

•	Rialto operating earnings (net of noncontrolling interests) of $7.0 million, compared to $6.2 million

•	Lennar Multifamily operating earnings of $14.8 million, compared to $6.5 million

•	Lennar Homebuilding cash and cash equivalents of $932 million

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 40.0%

(more)

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Miami, June 26, 2018 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its second quarter ended May 31, 2018. Second quarter net earnings attributable to Lennar in 2018 were $310.3 million, or $0.94 per diluted share, compared to second quarter net earnings attributable to Lennar in 2017 of $213.6 million, or $0.89 per diluted share. Earnings in the second quarter of 2018 were reduced by $236.8 million ($0.58 per diluted share) of pretax backlog/construction in progress write-up related to purchase accounting and $23.9 million ($0.06 per diluted share) of pretax acquisition and integration costs related to CalAtlantic.
Stuart Miller, Executive Chairman of Lennar, said, “We are pleased to announce our results for the second quarter, which was our first full quarter combined with CalAtlantic. In our second quarter, we achieved net earnings of $310.3 million, or $0.94 per diluted share. These strong results were supported by continued solid fundamentals in the housing market."
“Concerns about rising interest rates and construction costs have been offset by low unemployment and increasing wages, combined with short supply based on years of underproduction of new homes. Demand remained strong as we continued to see pricing power support margins while affordability remained consistent. During the quarter, we used our strong cash flow generation to reduce our debt levels by $1.1 billion, paying off $825 million of homebuilding debt maturities in May and early June as well as the remaining $250 million of Rialto’s senior notes without refinancing.”
Rick Beckwitt, Chief Executive Officer of Lennar, said, “Our core homebuilding business had a strong second quarter with new orders and deliveries up 62% and 57%, respectively. Our homebuilding gross margin was 21.6% when adjusted to eliminate the effects of the write-up of CalAtlantic backlog and construction in progress in purchase accounting. Our SG&A of 8.7% marked an all-time second-quarter low which is further evidence of the power of our geographic scale which has led to greater efficiencies in both volume and in utilizing our enhanced technology platform to reduce costs.”
“Complementing our homebuilding business, our Financial Services operating earnings increased to $52.4 million from $43.7 million last year as it made great strides in expanding its platform across our incremental delivery base from CalAtlantic, which was partially offset by the year-over-year reduction in refinance activity.”
Jon Jaffe, President and Chief Operating Officer of Lennar, said “Our increased operating scale in local markets has positioned us as the builder of choice both in land acquisition and building production. On the land side, land developers are finding that they want and need our volume in their communities.”
“On the production side, we have seen increased access to trades and better pricing due largely to our local scale and the attractiveness of our Everything’s Included® platform. Even in the context of labor cost pressures and material cost increases, we are exceeding our cost synergy expectations.”
Mr. Miller concluded, “With a solid balance sheet, strong cash flow, a focused integration of CalAtlantic and continued execution of our core operating strategies, we believe that we are very well positioned to continue our strong performance in the back half of 2018.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2018 COMPARED TO
THREE MONTHS ENDED MAY 31, 2017
On February 12, 2018, Lennar Corporation completed its acquisition of CalAtlantic Group, Inc ("CalAtlantic"). Prior year information includes only stand alone data for Lennar Corporation.
Lennar Homebuilding
Revenues from home sales increased 74% in the second quarter of 2018 to $5.0 billion from $2.9 billion in the second quarter of 2017. Revenues were higher primarily due to a 57% increase in the number of home deliveries, excluding unconsolidated entities, and an 11% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 12,078 homes in the second quarter of 2018 from 7,687 homes in the second quarter of 2017. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other primarily as a result of the significant increase in volume resulting from the CalAtlantic acquisition. The average sales price of homes delivered was $413,000 in the second quarter of 2018, compared to $374,000 in the second quarter of 2017. The increase in average sales price is primarily resulting from the CalAtlantic acquisition. Sales incentives offered to homebuyers were $23,000 per home delivered in the second quarter of 2018, or 5.3% as a percentage of home sales revenue, compared to $22,700 per home delivered in the second quarter of 2017, or 5.7% as a percentage of home sales revenue, and $22,300 per home delivered in the first quarter of 2018, or 5.4% as a percentage of home sales revenue.
Gross margins on home sales were $840.0 million, or 16.8%, in the second quarter of 2018. Excluding the backlog/construction in progress write-up of $236.8 million related to purchase accounting adjustments on CalAtlantic homes that were delivered in the second quarter of 2018, gross margins on home sales were $1.1 billion or 21.6%. This compared to gross margins on home sales of $616.9 million, or 21.5%, in the second quarter of 2017. Gross margin percentage on home sales increased compared to the second quarter of 2017 primarily due to an increase in the average sales price of homes delivered, partially offset by higher construction costs.
Selling, general and administrative expenses were $432.5 million in the second quarter of 2018, compared to $268.4 million in the second quarter of 2017. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.7% in the second quarter of 2018, from 9.3% in the second quarter of 2017, due to improved operating leverage as a result of an increase in home deliveries and continued benefit from technology initiatives. WCI Communities, Inc. ("WCI") transaction-related expenses had a negative 20 basis point impact to selling, general and administrative expenses as a percentage of revenues from home sales in the second quarter of 2017.
Gross profits on land sales were $20.3 million in the three months ended May 31, 2018, which included profits of $15.0 million on two strategic land sales. This compared to gross profits on land sales of $1.7 million in the three months ended May 31, 2017. Lennar Homebuilding equity in loss from unconsolidated entities was $12.2 million in the second quarter of 2018, compared to $21.5 million in the second quarter of 2017. In the second quarter of 2018, Lennar

4-4-4
Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of valuation adjustments related to assets of a Lennar Homebuilding unconsolidated entity and the Company's share of net operating losses from its unconsolidated entities. In the second quarter of 2017, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of net operating losses from its unconsolidated entities, primarily driven by general and administrative expenses, as there were no significant land sale transactions. Lennar Homebuilding other income, net, was $9.8 million in the second quarter of 2018, compared to $3.8 million in the second quarter of 2017.
Lennar Homebuilding interest expense was $75.8 million in the second quarter of 2018 ($71.9 million was included in costs of homes sold, $0.9 million in costs of land sold and $3.0 million in other income, net), compared to $71.9 million in the second quarter of 2017 ($69.9 million was included in costs of homes sold, $0.7 million in costs of land sold and $1.3 million in other income, net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $52.4 million in the second quarter of 2018, compared to $43.7 million in the second quarter of 2017. Operating earnings were impacted by an increase in the segment's title and mortgage operations due to the acquisition of CalAtlantic's Financial Services operations, partially offset by a decrease in refinance transactions and lower mortgage profit per loan originated.
Rialto
Operating earnings for the Rialto segment were $7.0 million in the second quarter of 2018 (which included $6.9 million of operating earnings and an add back of $0.1 million of net loss attributable to noncontrolling interests). Operating earnings in the second quarter of 2017 were $6.2 million (which included a $6.5 million operating loss and an add back of $12.6 million of net loss attributable to noncontrolling interests). The increase in operating earnings was primarily due to a decrease in real estate owned and loan impairments due to the liquidation of the FDIC and bank portfolios as well as a decrease in general and administrative expenses. The increase in operating earnings was partially offset by a decrease in Rialto Mortgage Finance ("RMF") securitization revenues as a result of lower volume as well as decreases in incentive and management fee income.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $14.8 million in the second quarter of 2018, primarily due to the segment's $17.4 million share of gains as a result of the sale of two operating properties by two of Lennar Multifamily's unconsolidated entities and $5.2 million of promote revenue related to two properties in the Lennar Multifamily Venture Fund I ("LMV Fund I"), partially offset by general and administrative expenses. In the second quarter of 2017, the Lennar Multifamily segment had operating earnings of $6.5 million primarily due to the segment's $11.4 million share of gains as a result of the sale of an operating property by one of Lennar Multifamily's unconsolidated entities, partially offset by general and administrative expenses.

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Corporate General and Administrative Expenses
Corporate general and administrative expenses were $84.9 million, or 1.6% as a percentage of total revenues, in the second quarter of 2018, compared to $66.8 million, or 2.0% as a percentage of total revenues, in the second quarter of 2017. The decrease in corporate general and administrative expenses as a percentage of total revenues is due to improved operating leverage as a result of an increase in revenues.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $4.6 million and ($12.9) million in the second quarter of 2018 and 2017, respectively. Net earnings attributable to noncontrolling interests during the second quarter of 2018 were primarily attributable to net earnings related to the Lennar Homebuilding consolidated joint ventures. Net loss attributable to noncontrolling interests in the second quarter of 2017 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.
RESULTS OF OPERATIONS
SIX MONTHS ENDED MAY 31, 2018 COMPARED TO
SIX MONTHS ENDED MAY 31, 2017
On February 12, 2018, Lennar Corporation completed its acquisition of CalAtlantic. Prior year information includes only stand alone data for Lennar Corporation.
Lennar Homebuilding
Revenues from home sales increased 57% in the six months ended May 31, 2018 to $7.6 billion from $4.9 billion in the six months ended May 31, 2017. Revenues were higher primarily due to a 43% increase in the number of home deliveries, excluding unconsolidated entities, and a 10% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 18,812 homes in the six months ended May 31, 2018 from 13,120 homes in the six months ended May 31, 2017. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other primarily as a result of the significant increase in volume resulting from the CalAtlantic acquisition. The average sales price of homes delivered was $406,000 in the six months ended May 31, 2018, compared to $370,000 in the six months ended May 31, 2017. The increase in average sales price is primarily resulting from the CalAtlantic acquisition. Sales incentives offered to homebuyers were $22,800 per home delivered in the six months ended May 31, 2018, or 5.3% as a percentage of home sales revenue, compared to $22,700 per home delivered in the six months ended May 31, 2017, or 5.8% as a percentage of home sales revenue.
Gross margins on home sales were $1.4 billion, or 17.8%, in the six months ended May 31, 2018. Excluding the backlog/construction in progress write-up of $291.9 million related to purchase accounting adjustments on CalAtlantic homes that were delivered in the six months ended May 31, 2018, gross margins on home sales were $1.6 billion or 21.6%. This compared to gross margin on home sales of $1.0 billion, or 21.3%, in the six months ended May 31, 2017. Gross margin percentage on home sales increased compared to the six months ended May 31, 2017 primarily due to an increase in the average sales price of homes delivered, partially offset by higher construction costs.

6-6-6
Selling, general and administrative expenses were $689.6 million in the six months ended May 31, 2018, compared to $472.4 million in the six months ended May 31, 2017. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.0% in the six months ended May 31, 2018, from 9.7% in the six months ended May 31, 2017, due to improved operating leverage as a result of an increase in home deliveries and continued benefit from technology initiatives. WCI transaction-related expenses had a negative 30 basis point impact to selling, general and administrative expenses as a percentage of revenues from home sales in the six months ended May 31, 2017.
Gross profits on land sales were $18.9 million in the six months ended May 31, 2018, which included profits of $15.0 million on two strategic land sales. This compared to $3.7 million in the six months ended May 31, 2017. Lennar Homebuilding equity in loss from unconsolidated entities was $26.5 million in the six months ended May 31, 2018, compared to $33.0 million in the six months ended May 31, 2017. In the six months ended May 31, 2018, Lennar Homebuilding equity in loss from unconsolidated entities was attributable to the Company's share of valuation adjustments related to assets of a Lennar Homebuilding unconsolidated entity and the Company's share of net operating losses from its unconsolidated entities. In the six months ended May 31, 2017, Lennar Homebuilding equity in loss from unconsolidated entities was attributable to the Company's share of net operating losses from its unconsolidated entities, which was primarily driven by general and administrative expenses, as there were no significant land sale transactions. Lennar Homebuilding other income, net, was $179.8 million in the six months ended May 31, 2018, compared to $9.6 million in the six months ended May 31, 2017. In the six months ended May 31, 2018, other income, net, was primarily related to a gain on the sale of an 80% interest in one of Lennar Homebuilding's strategic joint ventures, Treasure Island Holdings.
Lennar Homebuilding loss due to litigation of $140 million in the six months ended May 31, 2017 was related to litigation regarding a contract the Company entered into in 2005 to purchase property in Maryland. As a result of the litigation, the Company purchased the property for $114 million, which approximated the Company's estimate of fair value for the property. In addition, the Company paid approximately $124 million in interest and other closing costs and has accrued for the amount it expects to pay as reimbursement for attorney's fees.
Lennar Homebuilding interest expense was $127.1 million in the six months ended May 31, 2018 ($120.2 million was included in costs of homes sold, $1.4 million in costs of land sold and $5.4 million in other income, net), compared to $124.3 million in the six months ended May 31, 2017 ($118.6 million was included in costs of homes sold, $3.1 million in costs of land sold and $2.5 million in other income, net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.

7-7-7
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $72.1 million in the six months ended May 31, 2018, compared to $64.4 million in the six months ended May 31, 2017. Operating earnings were impacted by an increase in the segment's title and mortgage operations due to the acquisition of CalAtlantic's Financial Services operations, partially offset by a decrease in refinance transactions and lower mortgage profit per loan originated.
Rialto
Operating earnings for the Rialto segment were $17.4 million in the six months ended May 31, 2018 (which included $16.1 million of operating earnings and an add back of $1.3 million of net loss attributable to noncontrolling interests). Operating earnings for the six months ended May 31, 2017 were $18.2 million (which included a $7.3 million operating loss and an add back of $25.5 million of net loss attributable to noncontrolling interests). The decrease in operating earnings was primarily due to a decrease in Rialto Mortgage Finance ("RMF") securitization revenues as a result of lower volume and decreases in incentive and management fee income. The decrease in operating earnings was partially offset by a decrease in real estate owned and loan impairments due to the liquidation of the FDIC and bank portfolios, an increase in earnings from unconsolidated entities and a decrease in general and administrative expenses.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $13.6 million in the six months ended May 31, 2018, primarily due to the segment's $21.5 million share of gains as a result of the sale of three operating properties by Lennar Multifamily's unconsolidated entities and $5.2 million of promote revenue related to two properties in LMV Fund I, partially offset by general and administrative expenses. In the six months ended May 31, 2017, the Lennar Multifamily segment had operating earnings of $25.7 million primarily due to the segment's $37.4 million share of gains as a result of the sale of three operating properties by Lennar Multifamily's unconsolidated entities, partially offset by general and administrative expenses.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $152.7 million, or 1.8% as a percentage of total revenues, in the six months ended May 31, 2018, compared to $127.5 million, or 2.3% as a percentage of total revenues, in the six months ended May 31, 2017. The decrease in corporate general and administrative expenses as a percentage of total revenues is due to improved operating leverage as a result of an increase in revenues.

8-8-8
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $5.2 million and ($21.3) million in the six months ended May 31, 2018 and 2017, respectively. Net earnings attributable to noncontrolling interests during the six months ended May 31, 2018 were primarily attributable to net earnings related to the Lennar Homebuilding consolidated joint ventures. Net loss attributable to noncontrolling interests in the six months ended May 31, 2017 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by net earnings related to the Lennar Homebuilding consolidated joint ventures.
OTHER TRANSACTIONS
Merger with CalAtlantic
On February 12, 2018, the Company completed the acquisition of CalAtlantic through a transaction in which CalAtlantic was merged with and into a wholly-owned subsidiary of the Company (“Merger Sub”), with Merger Sub continuing as the surviving corporation and a subsidiary of the Company (the “Merger”). CalAtlantic was a homebuilder which built homes across the homebuilding spectrum, from entry level to luxury, in 43 metropolitan statistical areas spanning 19 states. CalAtlantic provided mortgage, title and escrow services. During the three and six months ended May 31, 2018, the Company recorded $23.9 million and $128.1 million, respectively, of acquisition and integration costs related to the Merger.
A Second Lennar Multifamily Venture Formed
In March 2018, the Lennar Multifamily segment completed the closing of Lennar Multifamily Venture II LP Fund ("Venture II") for the development, construction and property management of class-A multifamily assets. With the first close, Venture II has approximately $500 million of equity commitments, including a $255 million co-investment commitment by the Company comprised of cash, undeveloped land and preacquisition costs. Venture II is seeded initially with six undeveloped multifamily assets that were previously purchased or under contract by the Lennar Multifamily segment totaling approximately 2,200 apartments with projected project costs of approximately $900 million.
Debt Transactions
In May 2018, the Company redeemed $575 million aggregate principal amount of 8.375% senior notes due 2018 that had been issued by CalAtlantic. The redemption price, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.

9-9-9
In March 2018, holders of $6.7 million principal amount of CalAtlantic’s 1.625% convertible senior notes due 2018 and $266.2 million principal amount of CalAtlantic’s 0.25% convertible senior notes due 2019 either caused the Company to purchase them for cash or converted them into a combination of the Company’s Class A and Class B common stock and cash, resulting in the Company’s issuing approximately 3,654,000 shares of Class A common stock and 72,000 shares of Class B common stock, and paying $51.2 million in cash to former noteholders.
Subsequent to May 31, 2018, the Company redeemed $250 million aggregate principal amount of 6.95% senior notes due 2018. The redemption price, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.
Tax Reform
In December 2017, the Tax Cuts and Jobs Act was enacted, which will have a positive impact on our effective tax rate in 2018 and subsequent years. The tax reform bill, and the Bipartisan Budget Act of 2018 enacted in February, will reduce our effective tax rate from 34% in 2017 to approximately 24% in 2018. For the three and six months ended May 31, 2018, the Company's effective tax rate was 19.7% and 31.8%, respectively, which was positively impacted by new home energy credits. Excluding the one-time non-cash deferred tax asset write down of $68.6 million recorded in the first quarter of 2018 due to the tax reform bill, the tax rate for the six months ended May 31, 2018 would have been 21.4%. The tax rate for the three and six months ended May 31, 2017 was 33.8% and 33.9%, respectively.

10-10-10
About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of Lennar’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the impact of tax reform on our effective tax rate, and the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; a slowdown in the real estate markets across the nation, including a slowdown in the market for single family homes or the multifamily rental market; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; the possibility that the Tax Cuts and Jobs Act will have more negative than positive impact on us; our inability to realize the anticipated synergy benefits from the CalAtlantic transaction; the inability of the Rialto segment to profit from the investments it makes; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; reduced availability of mortgage financing or increased interest rates; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2017. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, June 26, 2018. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-1174 and entering 5723593 as the confirmation number.
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11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2018	2017	2018	2017
Revenues:
Lennar Homebuilding	$5,063,997	2,885,741	7,726,090	4,904,435
Lennar Financial Services	232,135	208,363	403,275	356,406
Rialto	45,236	67,988	99,538	149,994
Lennar Multifamily	117,693	99,800	210,949	188,485
Total revenues	$5,459,061	3,261,892	8,439,852	5,599,320

Lennar Homebuilding operating earnings	$425,528	332,580	839,255	403,918
Lennar Financial Services operating earnings	52,382	43,727	72,077	64,391
Rialto operating earnings (loss)	6,902	(6,462)	16,114	(7,305)
Lennar Multifamily operating earnings	14,788	6,529	13,587	25,712
Acquisition and integration costs related to CalAtlantic	(23,875)	—	(128,070)	—
Corporate general and administrative expenses	(84,915)	(66,774)	(152,725)	(127,473)
Earnings before income taxes	390,810	309,600	660,238	359,243
Provision for income taxes (1)	(75,961)	(108,892)	(208,572)	(128,861)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	314,849	200,708	451,666	230,382
Less: Net earnings (loss) attributable to noncontrolling interests	4,592	(12,937)	5,194	(21,343)
Net earnings attributable to Lennar	$310,257	213,645	446,472	251,725

Average shares outstanding:
Basic (2)	325,259	236,875	289,462	236,863
Diluted (2)	326,819	236,876	290,633	236,865

Earnings per share:
Basic (2)	$0.95	0.89	1.53	1.05
Diluted (2)	$0.94	0.89	1.52	1.05

Supplemental information:
Interest incurred (3)	116,819	79,222	201,033	148,913

EBIT (4):
Net earnings attributable to Lennar	$310,257	213,645	446,472	251,725
Provision for income taxes	75,961	108,892	208,572	128,861
Interest expense	75,837	71,916	127,061	124,277
EBIT	$462,055	394,453	782,105	504,863

(1)
Provision for income taxes for the six months ended May 31, 2018 includes a one-time non-cash write-down of deferred tax assets of $68.6 million as a result of the Tax Cuts and Jobs Act enacted in December 2017.

(2)
Basic and diluted average shares outstanding and earnings per share calculations for the three and six months ended May 31, 2017 have been adjusted to reflect 4.7 million Class B shares distributed as a part of the stock dividend on November 27, 2017.

(3)	Amount represents interest incurred related to Lennar Homebuilding debt.

(4)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2018	2017	2018	2017
Lennar Homebuilding revenues:
Sales of homes	$4,986,010	2,870,352	7,635,150	4,854,140
Sales of land	77,987	15,389	90,940	50,295
Total revenues	5,063,997	2,885,741	7,726,090	4,904,435

Lennar Homebuilding costs and expenses:
Costs of homes sold	4,145,968	2,253,477	6,278,480	3,818,100
Costs of land sold	57,647	13,651	72,030	46,575
Selling, general and administrative	432,452	268,355	689,564	472,369
Total costs and expenses	4,636,067	2,535,483	7,040,074	4,337,044
Lennar Homebuilding operating margins	427,930	350,258	686,016	567,391
Lennar Homebuilding equity in loss from unconsolidated entities	(12,226)	(21,506)	(26,513)	(33,040)
Lennar Homebuilding other income, net	9,824	3,828	179,752	9,567
Lennar Homebuilding loss due to litigation	—	—	—	(140,000)
Lennar Homebuilding operating earnings	$425,528	332,580	839,255	403,918

Lennar Financial Services revenues	$232,135	208,363	403,275	356,406
Lennar Financial Services costs and expenses	179,753	164,636	331,198	292,015
Lennar Financial Services operating earnings	$52,382	43,727	72,077	64,391

Rialto revenues	$45,236	67,988	99,538	149,994
Rialto costs and expenses	35,936	59,076	81,349	125,989
Rialto equity in earnings from unconsolidated entities	4,116	5,730	13,230	6,452
Rialto other expense, net	(6,514)	(21,104)	(15,305)	(37,762)
Rialto operating earnings (loss)	$6,902	(6,462)	16,114	(7,305)

Lennar Multifamily revenues	$117,693	99,800	210,949	188,485
Lennar Multifamily costs and expenses	117,186	102,698	214,385	195,347
Lennar Multifamily equity in earnings from unconsolidated entities	14,281	9,427	17,023	32,574
Lennar Multifamily operating earnings	$14,788	6,529	13,587	25,712

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	For the Three Months Ended May 31,
	2018	2017	2018	2017	2018	2017
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,316	3,621	$1,858,249	1,194,677	$350,000	330,000
Central	3,073	2,008	1,181,377	672,182	384,000	335,000
West	2,538	1,570	1,482,098	780,995	584,000	497,000
Other	1,168	511	475,259	237,198	407,000	464,000
Total	12,095	7,710	$4,996,983	2,885,052	$413,000	374,000
Of the total homes delivered listed above, 17 homes with a dollar value of $11.0 million and an average sales price of $645,000 represent home deliveries from unconsolidated entities for the three months ended May 31, 2018, compared to 23 home deliveries with a dollar value of $14.7 million and an average sales price of $639,000 for the three months ended May 31, 2017.

New Orders:	Homes		Dollar Value		Average Sales Price
East	6,562	4,271	$2,336,785	1,388,165	$356,000	325,000
Central	3,557	2,077	1,321,676	703,300	372,000	339,000
West	2,811	2,035	1,752,658	1,025,456	623,000	504,000
Other	1,510	515	621,859	248,841	412,000	483,000
Total	14,440	8,898	$6,032,978	3,365,762	$418,000	378,000
Of the total new orders listed above, 15 homes with a dollar value of $12.8 million and an average sales price of $856,000 represent new orders from unconsolidated entities for the three months ended May 31, 2018, compared to 16 new orders with a dollar value of $11.2 million and an average sales price of $698,000 for the three months ended May 31, 2017.

	For the Six Months Ended May 31,
	2018	2017	2018	2017	2018	2017
Deliveries:	Homes		Dollar Value		Average Sales Price
East	8,481	6,091	$2,924,321	1,962,137	$345,000	322,000
Central	4,760	3,447	1,785,146	1,160,923	375,000	337,000
West	4,013	2,724	2,284,570	1,341,748	569,000	493,000
Other	1,606	901	674,679	416,137	420,000	462,000
Total	18,860	13,163	$7,668,716	4,880,945	$407,000	371,000
Of the total homes delivered listed above, 48 homes with a dollar value of $33.6 million and an average sales price of $699,000 represent home deliveries from unconsolidated entities for the six months ended May 31, 2018, compared to 43 home deliveries with a dollar value of $26.8 million and an average sales price of $623,000 for the six months ended May 31, 2017.

New Orders:	Homes		Dollar Value		Average Sales Price
East	10,576	7,215	$3,667,174	2,322,953	$347,000	322,000
Central	5,624	3,697	2,060,237	1,248,166	366,000	338,000
West	4,615	3,585	2,791,778	1,814,070	605,000	506,000
Other	2,081	884	882,790	420,985	424,000	476,000
Total	22,896	15,381	$9,401,979	5,806,174	$411,000	377,000
Of the total new orders listed above, 41 homes with a dollar value of $29.2 million and an average sales price of $711,000 represent new orders from unconsolidated entities for the six months ended May 31, 2018, compared to 21 new orders with a dollar value of $15.4 million and an average sales price of $734,000 for the six months ended May 31, 2017.

14-14-14

	May 31,
	2018 (1)	2017	2018	2017	2018	2017
Backlog:	Homes		Dollar Value		Average Sales Price
East (2)	9,050	4,727	$3,381,094	1,612,757	$374,000	341,000
Central	4,843	2,571	1,918,836	908,712	396,000	353,000
West	3,760	2,391	2,455,024	1,220,758	653,000	511,000
Other	1,969	512	812,856	260,696	413,000	509,000
Total	19,622	10,201	$8,567,810	4,002,923	$437,000	392,000
Of the total homes in backlog listed above, 16 homes with a backlog dollar value of $10.7 million and an average sales price of $672,000 represent the backlog from unconsolidated entities at May 31, 2018, compared to eight homes with a backlog dollar value of $4.6 million and an average sales price of $574,000 at May 31, 2017.

(1)
During the six months ended May 31, 2018, the Company acquired a total of 6,651 homes in backlog in connection with the CalAtlantic acquisition. Of the homes in backlog acquired 2,655 homes were in the East, 1,781 homes were in the Central, 1,136 homes were in the West and 1,079 homes were in Other.

(2)	During the six months ended May 31, 2017, the Company acquired 360 homes in backlog in connection with the WCI acquisition.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas
West: California and Nevada
Other: Illinois, Indiana, Minnesota, Oregon, Tennessee, Utah and Washington

15-15-15

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31,	November 30,	May 31,
	2018	2017	2017
Lennar Homebuilding debt	$9,985,615	6,410,003	5,767,689
Stockholders' equity	13,591,311	7,872,317	7,322,571
Total capital	$23,576,926	14,282,320	13,090,260
Lennar Homebuilding debt to total capital	42.4%	44.9%	44.1%

Lennar Homebuilding debt	$9,985,615	6,410,003	5,767,689
Less: Lennar Homebuilding cash and cash equivalents	931,753	2,282,925	747,652
Net Lennar Homebuilding debt	$9,053,862	4,127,078	5,020,037
Net Lennar Homebuilding debt to total capital (1)	40.0%	34.4%	40.7%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.

Non-GAAP Reconciliation

Net earnings, adjusted to exclude backlog/construction in progress write-up related to CalAtlantic purchase accounting and CalAtlantic acquisition and integration costs, is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance or liquidity prepared in accordance with GAAP. Our management believes this non-GAAP financial measure provides useful information to investors because it shows what our earnings would have been but for backlog/construction in progress write-up related to CalAtlantic purchase accounting and CalAtlantic acquisition and integration costs. The following is a reconciliation of this non-GAAP financial measure to the most comparable GAAP measure:

	Three Months Ended
	May 31, 2018
(In thousands, except per share amounts)	Amount	Per diluted share
Net earnings attributable to Lennar	$310,257	$0.94
Backlog/construction in progress write-up related to purchase accounting (net of tax effect)	190,261	0.58
Acquisition and integration costs related to CalAtlantic (net of tax effect)	19,179	0.06
Net earnings, adjusted to exclude backlog/construction in progress write-up related to CalAtlantic purchase accounting and CalAtlantic acquisition and integration costs	$519,697	$1.58